Exhibit 99.1

Media contact:	Charles Keller
612-678-7786
charles.r.keller@ampf.com

Stockholder contact:	Gary Terpening
212-850-1533
gary.a.terpening@ampf.com
RIVERSOURCE LASALLE INTERNATIONAL REAL ESTATE FUND, INC.
ANNOUNCES RECORD AND MEETINGS DATES FOR SPECIAL MEETING OF
STOCKHOLDERS
BOSTON, MA, December 2, 2010 — RiverSource LaSalle International Real Estate Fund, Inc. (the “LaSalle Closed-End Fund”) (NYSE: SLS) today announced that it will hold a Special Meeting of Stockholders (the “Meeting”) on February 15, 2011 in Boston, Massachusetts to consider a proposal that the LaSalle Closed-End be acquired by Columbia Real Estate Equity Fund (the “Open-End Fund”), an open-end fund which is a series of Columbia Funds Series Trust I (the “Acquisition”). The close of business on December 17, 2010 has been fixed by the Closed-End Fund’s board of directors as the record date for the determination of Stockholders entitled to notice of, and to vote at, the Meeting or any postponement or adjournment thereof.
Each of the LaSalle Closed-End Fund and the Open-End Fund are managed by Columbia Management Investment Advisers, LLC. As consideration for their shares, holders of the LaSalle Closed-End Fund’s common stock would receive shares of the Open-End Fund with a value equal to the net asset value of their shares of the LaSalle Closed-End Fund common stock on the closing date of the Acquisition. Redemptions and exchanges of shares of the Open-End Fund issued pursuant to the Acquisition would be subject to a redemption fee of 2% for a period of one year following the closing date of the Acquisition. This and other information relating to the Meeting will be described in a definitive notice of meeting and proxy statement/prospectus to be filed with the Securities and Exchange Commission.
Stockholders may submit matters for consideration at the Meeting provided that such matters are submitted in accordance with the Closed-End Fund’s Bylaws (which are available at www.columbiamanagement.com), including, to the extent applicable, Rule 14a-8 of the Securities Exchange Act of 1934.
Important Disclosures:
The foregoing is not an offer to sell, nor a solicitation of an offer to buy, shares of a fund, nor is it a solicitation of any proxy. For information regarding the Open-End Fund, or to receive a free copy of a proxy statement/prospectus relating to the proposed Acquisition once a definitive registration statement relating to the proposed Acquisition has been filed with the Securities and Exchange Commission (“SEC”) and becomes effective, please call the telephone number of the proxy solicitor or visit its website, details of which may be obtained, when available, by visiting columbiamanagement.com. The proxy statement/prospectus (when available) will contain important information about fund objectives, strategies, fees, expenses and risk considerations. The proxy statement/prospectus will also be available for free on the SEC’s website (www.sec.gov). Please read the proxy statement/prospectus carefully before making any decision to invest or to approve the Acquisition.
Columbia Management Investment Advisers, LLC is a wholly owned subsidiary of Ameriprise Financial, Inc. Columbia Management Investment Distributors, Inc. (formerly known as RiverSource Fund Distributors, Inc.) is the principal underwriter of the Columbia, Wanger, Columbia Acorn, RiverSource, Seligman and Threadneedle branded mutual funds.